Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-248670) and related Prospectus of Therapix Biosciences Ltd. (the “Company”), dated October 20, 2020, for the registration of Units, consisting of American Depositary Shares (“ADSs”) and Warrants to purchase ADSs, and to the incorporation by reference therein of our report dated June 15, 2020, with respect to the consolidated financial statements of the Company for the year ended December 31, 2019, included in its Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasier
October 20, 2020	A Member of Ernst & Young Global